EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated May 21, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the January 1, 2006 adoption of the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”) relating to the consolidated financial statements of EnteroMedics Inc. and subsidiary appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, MN

May 24, 2007